Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Third Quarter 2014

~ Announces Quarterly Cash Dividend ~

~ Provides Fourth Quarter and Full Year 2014 Outlook ~

Centennial, CO – November 3, 2014 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 45.8% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theatre digital media network in North America, today announced consolidated results for the fiscal third quarter ended September 25, 2014.

Total revenue for the third quarter of 2014 decreased 25.4% to $100.8 million from $135.1 million for the comparable quarter last year. Excluding revenue from the Fathom Events division that was sold in December 2013, revenue decreased 21.0% from $127.6 million for the third quarter of 2013. Adjusted OIBDA excluding Fathom Events decreased 31.0% to $52.2 million from $75.6 million for the third quarter of 2013. Net income for the third quarter of 2014 was $4.8 million, or $0.08 per diluted share compared to net income of $13.7 million, or $0.24 per diluted share for the third quarter of 2013. Excluding $2.0 million in pre-tax costs associated with the proposed merger with Screenvision in the third quarter of 2014 and excluding the impact of the Fathom business on the third quarter of 2013 and 2014, net income for the third quarter of 2014 would have been $6.2 million, or $0.11 per diluted share, and net income for the third quarter of 2013 would have been $13.4 million, or $0.24 per diluted share.

For the nine months ended September 25, 2014, total revenue decreased 20.3% to $270.9 million from $340.1 million for the nine months ended September 26, 2013. Excluding revenue from the Fathom Events division that was sold in December 2013, revenue decreased 14.9% from $318.2 million for the nine months ended September 26, 2013. Adjusted OIBDA excluding Fathom Events decreased 24.8% to $126.8 million from $168.7 million for the comparable nine month period of 2013. Net income for the nine months ended September 25, 2014 was $5.3 million, or $0.09 per diluted share compared to net income of $22.2 million, or $0.40 per diluted share for the first nine months of 2013. Excluding $3.7 million in pre-tax costs associated with the proposed merger with Screenvision in 2014 and excluding the impact of the Fathom business on 2013 and 2014, net income for the first nine months of 2014 would have been $7.8 million, or $0.13 per diluted share, and net income for the first nine months of 2013 would have been $21.3 million, or $0.38 per diluted share.

The Company announced today that its Board of Directors has authorized the Company’s regular quarterly cash dividend of $0.22 per share of common stock. The dividend will be paid on December 5, 2014, to stockholders of record on November 20, 2014. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

Commenting on the Company’s recent operating results Chairman and CEO Kurt Hall said, “After weathering a tough Q2 and Q3 for our national advertising business as marketers sorted-out where to invest their video advertising budgets, our national business has made a meaningful recovery as Q4 2014 national advertising revenue is projected to increase approximately 20% versus Q4 2013. Most of this Q4 national revenue increase relates to commitments made during our recent participation in the TV upfront selling process where our overall upfront commitments more than doubled from last year. This turnaround reflects an increased focus by media planners on video platforms with higher quality event programming that delivers ubiquitous national coverage and enough impressions to positively impact their marketing campaigns. While this year’s upfront was a good start, our proposed merger with Screenvision will further enhance our ability to deliver what media planners want to buy.”

Commenting on the previously announced lawsuit by the Department of Justice (“DOJ”) seeking to block the Company’s proposed merger with Screenvision, Mr. Hall concluded, “I am obviously very disappointed that the DOJ did not see the benefits of the new combined company to our advertising clients and their agencies and our exhibitor partners. We look forward to demonstrating those benefits. Combining NCM and Screenvision will enable us to offer advertisers a better product with the broader reach, ubiquitous geographic coverage, more advertising impressions, enhanced targeting capability, and lower costs that advertising clients and their agencies seek. The combined company will provide long term additional advertising revenue to our theater circuit partners as we will be more competitive in the advertising marketplace.”

Revenue excluding Fathom Events, Adjusted OIBDA and Adjusted OIBDA excluding Fathom Events are non-GAAP measures. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurements.

Supplemental Information

Integration payments due from Cinemark and AMC associated with Rave Theatres for the quarter ended September 25, 2014 and September 26, 2013 and nine months ended September 25, 2014 and September 26, 2013, respectively, were $0.6 million, $1.0 million, $1.4 million and $2.1 million. The integration payments were recorded as a reduction of an intangible asset.

Fourth Quarter and Full Year 2014 Outlook

For the fourth quarter of 2014, the Company expects total revenue to be up 9% to 18% and Adjusted OIBDA is expected to be up 10% to 26% from the fourth quarter of 2013 (excluding the results of Fathom Events from 2013). The Company expects total revenue in the range of $118 million to $128 million during the fourth quarter of 2014, compared to total revenue excluding Fathom for the fourth quarter of 2013 of $108.1 million and Adjusted OIBDA in the range of $65 million to $75 million during the fourth quarter of 2014 compared to Adjusted OIBDA excluding Fathom for the fourth quarter of 2013 of $59.3 million.

For the full year 2014, the Company expects total revenue to be down 6% to 9% and Adjusted OIBDA is expected to be down 11% to 16% from the full year 2013 (excluding the results of Fathom Events from 2013). The Company expects total revenue in the range of $389 million to $399 million for the full year 2014, compared to total revenue excluding Fathom for the full year 2013 of $426.3 million and Adjusted OIBDA in the range of $192 million to $202 million for the full year 2014 compared to Adjusted OIBDA excluding Fathom for the full year 2013 of $228.0 million.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties November 3, 2014 at 5:00 P.M. Eastern time. The live call can be accessed by dialing 1-855-327-6837 or for international participants 1-631-982-4565. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, November 17, 2014, by dialing 1-877-870-5176 or for international participants 1-858-384-5517, and entering conference ID 13593586.

About National CineMedia, Inc.

National CineMedia (NCM) operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. NCM presents cinema advertising across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc. (NYSE: AMC), Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 183 Designated Market Areas® (49 of the top 50) and includes over 20,000 screens (approximately 19,200 connected to our Digital Content Network). During 2013, over 710 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. NCM Digital offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 33 entertainment-related websites, online solutions and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 45.8% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements providing guidance and projections for fourth quarter and full year, the dividend policy and the merger with Screenvision. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates; 10) changes in accounting principles; and 11) the outcome of our defense of the merger with DOJ and the Company’s ability to timely and successfully integrate Screenvision’s operations into those of NCM LLC and achieve the anticipated expense synergies and increased revenue and earnings. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; the proposed Screenvision merger; any future noncash impairments of intangible and fixed assets; amounts related to litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 26, 2013, for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.

Condensed Consolidated Statements of Income

Unaudited

($ in millions, except per share data)

	Quarter Ended		Nine Months Ended
	September 25, 2014	September 26, 2013	September 25, 2014	September 26, 2013
REVENUE:

Advertising (including revenue from founding members of $9.1, $11.5, $28.4 and $31.6, respectively)	$100.8	$127.6	$270.9	$318.2
Fathom Events	—	7.5	—	21.9

Total	100.8	135.1	270.9	340.1

OPERATING EXPENSES:
Advertising operating costs	6.5	7.9	18.1	21.7
Fathom Events operating costs	—	5.4	—	15.4
Network costs	4.4	5.1	13.4	15.2
Theatre access fees—founding members	17.0	18.7	52.3	52.4
Selling and marketing costs	14.7	15.6	43.8	46.7
Merger-related administrative costs	2.0	—	3.7	—
Other administrative and other costs	6.9	7.8	21.6	22.9
Depreciation and amortization	8.6	7.2	24.2	18.8

Total	60.1	67.7	177.1	193.1

OPERATING INCOME	40.7	67.4	93.8	147.0

NON-OPERATING EXPENSES:
Interest on borrowings	12.7	12.8	38.8	38.9
Interest income	(0.3)	(0.1)	(1.2)	(0.3)
Accretion of interest on the discounted payable to founding members under tax receivable agreement	3.5	3.4	10.8	10.2
Amortization of terminated derivatives	2.6	2.6	7.6	7.8
Other non-operating expense	0.7	—	0.9	1.2

Total	19.2	18.7	56.9	57.8

INCOME BEFORE INCOME TAXES	21.5	48.7	36.9	89.2
Income tax expense	2.1	6.4	4.2	13.0

CONSOLIDATED NET INCOME	19.4	42.3	32.7	76.2
Less: Net income attributable to noncontrolling interests	14.6	28.6	27.4	54.0

NET INCOME ATTRIBUTABLE TO NCM, INC.	$4.8	$13.7	$5.3	$22.2

EARNINGS PER COMMON SHARE:
Basic	$0.08	$0.24	$0.09	$0.40
Diluted	$0.08	$0.24	$0.09	$0.40

NATIONAL CINEMEDIA, INC.

Selected Condensed Balance Sheet Data

Unaudited ($ in millions)

	As of
	September 25, 2014	December 26, 2013
Cash, cash equivalents and marketable securities	$84.3	$126.0
Receivables, net	97.2	120.4
Property and equipment, net	23.5	25.6
Total assets	994.0	1,067.3
Borrowings	895.0	890.0
Total equity/(deficit)	(207.5)	(146.1)
Total liabilities and equity	994.0	1,067.3

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter and Nine Months Ended
	September 25, 2014	September 26, 2013
Total Screens (100% Digital) at Period End (1)(6)	20,050	19,671
Founding Member Screens at Period End (2)(6)	16,450	16,423
DCN (Digital Content Network) Screens at Period End (3)(6)	19,168	18,863

	Quarter Ended		Nine Months Ended
(in millions)	September 25, 2014	September 26, 2013	September 25, 2014	September 26, 2013
Total Attendance for Period (4)(6)	163.5	192.0	505.4	533.7
Founding Member Attendance for Period (5)(6)	138.7	165.9	433.1	455.4
Capital Expenditures	$1.7	$2.0	$7.0	$8.2

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total number of screens that are connected to the DCN.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes screens and attendance associated with certain AMC Rave and Cinemark Rave theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended		Nine Months Ended
	September 25, 2014	September 26, 2013	September 25, 2014	September 26, 2013
Advertising Revenue	$100.8	$127.6	$270.9	$318.2
Total Revenue	$100.8	$135.1	$270.9	$340.1
Operating Income	$40.7	$67.4	$93.8	$147.0

Total Attendance (1)	163.5	192.0	505.4	533.7
Advertising Revenue / Attendee	$0.617	$0.665	$0.536	$0.596

OIBDA	$49.3	$74.6	$118.0	$165.8
Adjusted OIBDA	$52.2	$76.7	$126.8	$172.0
Adjusted OIBDA Margin	51.8%	56.8%	46.8%	50.6%

Income Per Share – Basic	$0.08	$0.24	$0.09	$0.40
Income Per Share – Diluted	$0.08	$0.24	$0.09	$0.40

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Rave and Cinemark Rave theatres for all periods presented.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (“OIBDA”), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents consolidated net income plus income tax expense, interest and other costs and depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash share based compensation costs and merger-related administrative costs. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, non-cash share based compensation programs, levels of mergers and acquisitions, interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs or costs associated with the proposed Screenvision merger. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that consolidated net income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.

The following tables reconcile consolidated net income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended		Nine Months Ended
	September 25, 2014	September 26, 2013	September 25, 2014	September 26, 2013
Consolidated net income	$19.4	$42.3	$32.7	$76.2
Income tax expense	2.1	6.4	4.2	13.0
Interest and other non-operating costs	19.2	18.7	56.9	57.8
Depreciation and amortization	8.6	7.2	24.2	18.8

OIBDA	$49.3	$74.6	$118.0	$165.8
Share-based compensation costs (1)	0.9	2.1	5.1	6.2
Merger-related administrative costs (2)	2.0	—	3.7	—

Adjusted OIBDA	$52.2	$76.7	$126.8	$172.0

Total revenue	$100.8	$135.1	$270.9	$340.1

Adjusted OIBDA margin	51.8%	56.8%	46.8%	50.6%

Adjusted OIBDA	$52.2	$76.7	$126.8	$172.0
Rave theatres integration payments	0.6	1.0	1.4	2.1

Adjusted OIBDA after integration payments	$52.8	$77.7	$128.2	$174.1

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.
(2)	Merger-related administrative costs represent legal, accounting, advisory and other professional fees associated with the proposed merger with Screenvision and are included in administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending January 1, 2015		Year Ending January 1, 2015
	Low	High	Low	High
Consolidated net income	$24.0	$28.5	$56.7	$61.2
Income tax expense	6.0	6.5	10.2	10.7
Interest and other non-operating costs	19.0	20.0	75.9	76.9
Depreciation and amortization	8.0	9.0	32.2	33.2

OIBDA	57.0	64.0	175.0	182.0
Share-based compensation costs (1)	1.0	2.0	6.1	7.1
Merger-related administrative costs (2)	7.0	9.0	10.7	12.7

Adjusted OIBDA	$65.0	$75.0	$191.8	$201.8

Total revenue	$118.0	$128.0	$388.9	$398.9

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.
(2)	Merger-related administrative costs represent legal, accounting, advisory and other professional fees associated with the proposed merger with Screenvision and are included in administrative expense in the accompanying financial statements.

Revenue and Adjusted OIBDA excluding Fathom Events

Revenue excluding Fathom Events and Adjusted OIBDA excluding Fathom Events are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Revenue excluding Fathom Events represents total revenue less revenue of our Fathom Events operating segment which was sold on December 26, 2013. Adjusted OIBDA excluding Fathom Events represents Adjusted OIBDA (defined above) less operating income of our Fathom Events operating segment. These non-GAAP financial measures are used to provide readers a comparison of our third quarter and full year 2014 results and outlook for the third quarter and full year 2014 to our results in the comparable period of 2013 without the Fathom Events operating segment included. The Company believes these are important supplemental measures because they eliminate a portion of our business that was disposed of to highlight trends in its ongoing business that may not otherwise be apparent when relying solely on GAAP financial measures. Revenue excluding Fathom Events and Adjusted OIBDA excluding Fathom Events should not be regarded as an alternative to revenue, operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that revenue and consolidated net income are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles total revenue to revenue excluding Fathom Events for the periods presented (dollars in millions):

	Quarter Ended	Nine Months Ended	Quarter Ended	Year Ended
	September 26, 2013	September 26, 2013	December 26, 2013	December 26, 2013
Revenue	$135.1	$340.1	$122.7	$462.8
Fathom Events revenue	(7.5)	(21.9)	(14.6)	(36.5)

Revenue excluding Fathom Events	$127.6	$318.2	$108.1	$426.3

The following table reconciles consolidated net income to Adjusted OIBDA excluding Fathom Events for the periods presented (dollars in millions):

	Quarter Ended	Nine Months Ended	Quarter Ended	Year Ended
	September 26, 2013	September 26, 2013	December 26, 2013	December 26, 2013
Consolidated net income	$42.3	$76.2	$53.6	$129.8
Income tax expense	6.4	13.0	7.2	20.2
Interest and other non-operating costs	18.7	57.8	(5.8)	52.0
Depreciation and amortization	7.2	18.8	7.8	26.6
Fathom operating income	(1.1)	(3.3)	(3.2)	(6.5)
Share-based compensation costs (1)	2.1	6.2	(0.3)	5.9

Adjusted OIBDA excluding Fathom Events	$75.6	$168.7	$59.3	$228.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Net Income and Earnings per Share Excluding Merger-Related Administrative Costs and Fathom Events

Net income and earnings per share excluding merger-related administrative costs and Fathom Events are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Net income and earnings per share excluding merger-related administrative costs and Fathom Events are calculated using reported net income and earnings per share and the merger-related administrative costs and the results of the Fathom Events operating segment shown in the below table. These non-GAAP financial measures are used by management as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Net income excluding merger-related administrative costs and Fathom Events should not be regarded as an alternative to net income and should not be regarded as an alternative to earnings per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and earnings per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income and earnings per share as reported to net income and earnings per share excluding merger-related administrative costs and Fathom Events for the periods presented (dollars in millions):

	Quarter Ended		Nine Months Ended
	September 25, 2014	September 26, 2013	September 25, 2014	September 26, 2013
Net income as reported	$4.8	$13.7	$5.3	$22.2

Merger-related administrative costs (1)	2.0	—	3.7	—
Fathom Events operating income	—	(1.1)	—	(3.3)
Fathom Events non-operating expense	0.7	—	0.7	—
Effect of noncontrolling interests (54.2%, 52.8%, 54.2% and 53.6%, respectively) (2)	(0.4)	0.6	(0.4)	1.8
Effect of provision for income taxes (38% effective rate)	(0.9)	0.2	(1.5)	0.6

Net effect of adjusting items	1.4	(0.3)	2.5	(0.9)

Net income excluding adjusting items	$6.2	$13.4	7.8	$21.3

Weighted Average Shares Outstanding as reported
Basic	58,744,395	56,027,288	58,695,073	55,233,875
Diluted	59,043,769	56,875,241	58,987,945	55,864,471

Weighted Average Shares Outstanding as adjusted
Basic	58,744,395	56,027,288	58,695,073	55,233,875
Diluted	59,043,769	56,875,241	58,987,945	55,864,471

Basic income per share as reported	$0.08	$0.24	$0.09	$0.40
Net effect of adjusting items	0.03	—	0.04	(0.02)

Basic income per share excluding adjusting items	$0.11	$0.24	$0.13	$0.38

Diluted income per share as reported	$0.08	$0.24	$0.09	$0.40
Net effect of adjusting items	0.03	—	0.04	(0.02)

Diluted income per share excluding adjusting items	$0.11	$0.24	$0.13	$0.38

(1)	Merger-related administrative costs represent legal, accounting, advisory and other professional fees associated with the proposed merger with Screenvision and are included in administrative expense in the accompanying financial statements.
(2)	The effect of noncontrolling interests was not included for the merger related costs because they were only recorded at NCM, Inc. and not at NCM LLC and therefore, the expenses were not attributable to noncontrolling interests.